STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE (“Agreement”) is made, entered into and effective this the 4th day of November, 2011 by and between LY Holdings, LLC, a Kentucky limited liability company, with its main office located at 1901 Eastpoint Parkway, Louisville, Kentucky 40223 (the “Debtor”) and Lightyear Network Solutions, Inc., with its main office located at 1901 Eastpoint Parkway, Louisville, Kentucky 40223 (the “Secured Party”),

RECITAL:

A.           Pursuant to that certain Term Note dated as of even date herewith (as the same may be amended or modified from time to time, the “Term Note”) made by the  Debtor to the order of the Secured Party in the face principal amount of $1,223,203.02 and that certain Security Agreement by and between Secured Party and Debtor and dated as of even date herewith (as the same may be amended or modified from time to time, the “Security Agreement”), Debtor has agreed to pledge and grant a first and prior security interest in and to 2,000,000 shares of common stock of Secured Party held by Debtor, for the repayment of the Term Note, all as more fully set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

1.           Debtor’s Pledge and Deposit of Shares.  Pursuant to the provisions of the Uniform Commercial Code of the Commonwealth of Kentucky (“UCC”), Debtor does hereby grant to Secured Party a first and prior security interest in, pledge of, and lien on 2,000,000 shares of common stock of Secured Party held by Debtor (the “Pledged Stock”).

2.            Obligations Secured by Pledged Stock. The Pledged Stock is serving as collateral security for the full and punctual payment and due performance by the Debtor of the Term Note and the performance of all the terms, conditions and provisions of this Agreement and of any other agreement or document now or hereafter executed and delivered by Debtor or any other person in connection with the Term Note.

3.           Status of Pledged Stock.  Debtor hereby represents and warrants to the Secured Party that (a) all of the Pledged Stock is free and clear of liens, charges and encumbrances in favor of persons other than the Secured Party, including, without limitation, prior pledges, options, contracts, voting trusts, proxies and stockholders agreements, and (b) Debtor has the full power and authority to pledge the Pledged Stock to the Secured Party pursuant to this Agreement.  No part of the Pledged Stock shall be sold, transferred or assigned by Debtor or made the subject of any proxy, restriction, legend, option, voting trust, buy-sell agreement, shareholders agreement, put, call or change in stock characteristics such as liquidation preference or voting right, without the prior written consent of the Secured Party, which consent may be withheld for any reason so long as this Agreement is in effect.

4.           Maintenance of Priority of Pledge.  Debtor shall be liable for and shall from time to time pay and discharge all taxes, assessments and governmental charges imposed upon the Pledged Stock by any federal, state or local authority, the liens of which would or might be held prior to the right of the Secured Party in and to the Pledged Stock or which are imposed on the holder and/or registered owner of the Pledged Stock.  Debtor shall not, at any time while this Agreement is in effect, do or suffer any act or thing whereby the rights of the Secured Party in the Pledged Stock would or might be impaired or diminished.  Debtor shall execute and deliver such further documents and take such further actions as may be reasonably required to confirm the rights of the Secured Party in and to the Pledged Stock or otherwise to effectuate the intention of this Agreement.

5.           Events of Default. Each of the following shall be deemed an “Event of Default” hereunder:

5.01           Default Under Loan Agreement.  If any “Event of Default” occurs under the Term Note or Security Agreement or the Debtor fails to comply fully with or perform any or all terms and provisions of the Term Note and/or Security Agreement.

5.02           Default of this Agreement.  If the Debtor fails to observe or comply with any agreement, condition, or other provision of this Agreement for a period of fifteen (15) days after written notice of such failure is given by the Secured Party to the Debtor.

5.03           Breach of Representations and Warranties.  If any warranties or representations made by the Debtor herein or in the Term Note and/or Security Agreement or other writing now or hereafter delivered by Debtor to the Secured Party shall prove untrue or misleading.

6.           Remedies Upon Default.  Upon the occurrence of any Event of Default referred to in Section 5 above, the Secured Party shall have all rights and remedies in and against the Pledged Stock and otherwise of a secured party under the UCC and all other applicable laws and shall also have all the rights provided herein, in the Term Note and Security Agreement, all of which rights and remedies shall be cumulative to the fullest extent permitted by law. In connection with the foregoing, the Secured Party shall have the following rights:

6.01           Accelerate.  To declare the Term Note immediately due and payable in full, with all accrued interest thereon.

6.02           Sale of Pledged Stock.  To sell the Pledged Stock in one or more lots, and from time to time, upon ten (10) days prior written notice to Debtor of the time and place of sale (which notice Debtor hereby conclusively agrees is commercially reasonable), for cash or upon credit or for future delivery, Debtor hereby waiving all rights, if any, of marshalling Pledged Stock and any other security for the payment of the Term Note and other sums payable by the Debtor and/or any others hereunder or under the Term Note or Security Agreement, and at the option and in the sole discretion of the Secured Party, to either:

(01)           sell the Pledged Stock at a public sale or sales, including a sale at or on any broker's board or stock exchange; or

(02)           sell the Pledged Stock at a private sale or sales.

Debtor and Creditor recognize that Creditor may be unable to effect a public sale of all or a part of the Pledged Stock by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire all or a part of the Pledged Shares for their own account, for investment and not with a view to the distribution or resale thereof.  Debtor acknowledges and agrees that any private sale so made may be at prices and on other terms less favorable to the seller than if such Pledged Stock was sold at public sale, and that Creditor has no obligation to delay the sale of such Pledged Stock for the period of time necessary to permit registration of such Pledged Stock for public sale under any securities laws. Debtor agrees that a private sale or sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.  If any consent, approval or authorization of any federal, state, municipal or other governmental department, agency or authority should be necessary to effectuate any sale or other disposition of the Pledged Stock, or any partial sale or other disposition of the Pledged Stock,  Debtor will execute all such applications and other instruments as may be required in connection with securing any such consent, approval or authorization, and will otherwise use its best efforts to secure the same.

6.03           Secured Party’s Rights.

(01)           The Secured Party may bid for and acquire the Pledged Stock or any portion thereof at any public sale, free from any redemption rights of Debtor, and in lieu of paying cash therefor, may make settlement for the selling price of the Pledged Stock or any part thereof by crediting the net selling price of the Pledged Stock against the  Term Note and other sums payable by the Debtor and/or any others hereunder or under the Term Note or Security Agreement, after deducting all of its reasonable costs and expenses of every kind and nature therefrom, including its attorneys’ fees incurred in connection with realizing upon the Pledged Stock, provided the same is not prohibited by the laws of the Commonwealth of Kentucky.

(02)           From time to time the Secured Party may, but shall not be obligated to, postpone the time of any proposed sale of any of the Pledged Stock which has been the subject of a notice as provided above, and also, upon ten (10) days' prior written notice to Debtor, whichever is applicable (which notice Debtor conclusively agrees is commercially reasonable), may change the time and/or place of such sale.

(03)           In the case of any sale by the Secured Party of the Pledged Stock or any portion thereof on credit or for future delivery, which may be elected at the option and in the sole discretion of the Secured Party, the Pledged Stock so sold may, at the sole option of the Secured Party, either be delivered to the purchaser or retained by the Secured Party until the selling price is paid by the purchaser, but in either event the Secured Party shall not incur liability, to Debtor or otherwise, in case of failure of the purchaser to take up and pay for the Pledged Stock so sold.  In case of any such failure, such Pledged Stock may be sold again by the Secured Party in the manner provided in this Section 6.

(04)           Secured Party shall continue to have the right to receive directly any and all stock rights, rights to subscribe, liquidating dividends, stock dividends paid in cash, stock dividends paid in stock, new securities or other property paid or issued on account of the Pledged Stock.

6.04           Application of Sale Proceeds.  After deducting all of its reasonable costs and expenses of every kind, including but not limited to legal fees and registration (SEC and other) fees and expenses, if any, incurred in connection with the sale of the Pledged Stock, the Secured Party shall apply the residue of the proceeds of any sale or sales of the Pledged Stock against the Term Note, in the order of priority elected by the Secured Party in the exercise of its sole discretion.  The Secured Party shall not incur any liability, to Debtor or otherwise, as a result of the sale of the Pledged Stock at any private sale or sales, and Debtor hereby waives any claim arising by reason of (i) the fact that the price or prices for which the Pledged Stock or any portion thereof is sold at such private sale or sales is less than the price that would have been obtained at a public sale or sales or is less than the amount due under the  Term Note secured hereby, even if the Secured Party accepts the first offer received and does not offer the Pledged Stock or any portion thereof to more than one offeree, or (ii) any delay by the Secured Party in selling the Pledged Stock following an Event of Default hereunder, even if the price of the Pledged Stock thereafter declines, or (iii) the immediate sale of the Pledged Stock upon the occurrence of an Event of Default hereunder, even if the price of the Pledged Stock should thereafter increase.  The Debtor shall remain liable for any deficiency remaining due under this Agreement and the Term Note. The Secured Party agrees to conduct any sale of the Pledge Stock in a commercially reasonable manner in compliance with the Uniform Commercial Code as adopted by the Commonwealth of Kentucky.

7.           Notices.  All notices, elections, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given at the time delivered or deposited in the United States mails, certified or registered and postage prepaid, addressed to the parties (or to such other person or place of which any party hereto shall have given written notice to the others) at the addresses set forth at the beginning of this Agreement.

8.           Miscellaneous.

8.01           Governing Law.  The laws of the Commonwealth of Kentucky shall govern the construction of this Agreement and the rights, remedies and duties of the parties hereunder.

8.02           Successors and Assigns. This Agreement shall bind the Debtor and its successors and assigns, and shall inure to the benefit of the Secured Party and its successors and assigns.

8.03           Time of Essence. Time shall be of the essence in the performance of all of the Debtor’s obligations hereunder.

8.04           Captions.  The several captions, headings, sections and subsections of this Agreement are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.

8.05           Modifications.  This Agreement may be modified or amended only by written agreement executed by all of the parties hereto.

8.06           Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect of the subject matter hereof.

8.07           Capitalized Terms.  All capitalized terms used herein and not otherwise defined shall have the same meaning given those terms in the Term Note.

[Signatures appear on the following page]

IN TESTIMONY WHEREOF, this Agreement has been made and entered into as of the day, month, and year first above written.

LY HOLDINGS, LLC

By:	/s/ W. Brent Rice
W. Brent Rice
Authorized Party

(“Debtor”)

LIGHTYEAR NETWORK SOLUTIONS, INC.

By:	/s/ Stephen M. Lochmueller
Stephen M. Lochmueller
Chief Executive Officer

(“Secured Party”)